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AUTODESK APPOINTS KAREN BLASING TO BOARD OF DIRECTORS
SAN RAFAEL, Calif., March 21, 2018 -- Autodesk, Inc. (NASDAQ: ADSK) announced the appointment of Karen Blasing to its Board of Directors, effective immediately. Most recently CFO of Guidewire Software, Blasing has more than 25 years of financial leadership experience. She will also serve as a member of the company’s Audit Committee.

“We sought a leader with strong expertise in finance, operations, strategy and knowledge of technology, and are thrilled to have found a great fit in Karen Blasing,” said Crawford W. Beveridge, chairman of the board of Autodesk. “We’re confident Autodesk has the right strategy in place to drive sustainable growth and shareholder returns, and believe Karen’s insights and experience as a board member will complement the company’s ongoing efforts.”
“Karen is an excellent addition to the Autodesk Board,” said Andrew Anagnost, Autodesk president and CEO. “Her track record with implementing business model changes and processes that empower customers and employees aligns nicely with our company priorities, and I look forward to working with her.”
Ms. Blasing most recently served as Chief Financial Officer of Guidewire Software, where she led the financial operations of the company and helped establish a technology platform that enhances insurers’ ability to engage and empower their customers and employees. Blasing joined Guidewire Software in 2009, after serving as chief financial officer of Force10 Networks. Prior to Force10 Networks, Blasing was senior vice president of finance at Salesforce.com.
Blasing holds a bachelor’s degree in economics from University of Montana and a master’s in Business Administration from the University of Washington. She sits on the board of directors for Ellie Mae and Zscaler.
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